EXHIBIT 99.1

For Release on November 6, 2008, 6 a.m

Prestige Brands Holdings, Inc. Reports Second Quarter & Six Months Fiscal 2009 Results

For the Quarter, Net Revenue Up 1%; Net Income Up 25%; Free Cash Flow Up 40%; Debt Paid Down $11 Million

Irvington, NY, November 6, 2008—Prestige Brands Holdings, Inc. (NYSE:PBH) today announced results for the second quarter and first half of fiscal year 2009, which ended on September 30, 2008.

Net revenues for the second fiscal quarter were $88.1 million, 1% above the prior year’s comparable quarter net revenues of $87.3 million. This resulted primarily from increases in sales of the Clear Eyes®, Comet® and Little Remedies® brands, as well as the introduction of two new products, Chloraseptic™ Allergen Block and Little Allergies™ Allergen Block.  Partially offsetting those increases were declines in Murine® Ear, Compound W® and Wartner® brands.

Quarterly operating income of $20.5 million was essentially flat to the prior year’s comparable quarter operating income of $20.6 million. This was primarily due to higher advertising and promotion expenditures (A&P) to introduce the two new products, partially offset by higher gross margins and lower general and administrative expenses (G&A).

Net income for the second fiscal quarter was $8.5 million, or $0.17 per share, an increase of 25% over the prior year’s comparable quarter net income of $6.8 million, or $0.14 per share. The improvement in net income was primarily due to a $2.9 million, or a 30% reduction in interest expense which resulted from the significant repayment of debt over the past fiscal year, combined with comparatively lower interest rates.

First Half of Fiscal 2009
Net revenues for the first six months of fiscal 2009 were $161.6 million, a decrease of 2.6% from the prior year’s comparable period revenues of $165.9 million.  Operating income was $41.7 million, 4.6% below the comparable period’s results of $43.7 million.  Net income of $16.3 million, or $0.33 per share during the first six months, was 7.6% higher than the comparable period’s net income of $15.1 or $0.30 per share.

Free Cash Flow and Debt Repayment
Free cash flow is a “non-GAAP” financial measure as that term is defined by the Securities and Exchange Commission in Regulation G. Free cash flow is presented in this news release because management believes it is a commonly used measure of liquidity, and indicative of cash available for debt repayment and acquisitions. The Company defines “free cash flow” as operating cash flow less capital expenditures.

The Company’s free cash flow for the second quarter ended September 30, 2008 was $18.2 million, an increase of 40% over the prior year’s comparable quarter. Free cash flow is composed of operating cash flow of $18.3 million less capital expenditures of $48,000. This compares to the prior year comparable quarter’s free cash flow of $13.0 million, comprised of operating cash flow of $13.1 million less capital expenditures of $100,000. The increase was primarily due to an increase in net income and an improvement in working capital.

The Company’s continued strong cash flow resulted in debt repayments of $11.0 million during the second fiscal quarter. Total debt has been reduced to $385.2 million at September 30, 2008. During the past twelve months, the Company’s senior secured term loan facility has been reduced by $51.9 million to $259.2 million with the average interest rate dropping to 4.75% in the current quarter from 7.74% for the year ago quarter.

During the past twelve months, the Company’s free cash flow has been used primarily to retire debt. As a result of the current banking and economic environment, the Company recently made the decision to enhance its liquidity position, and intends to reduce outstanding debt only modestly during the remainder of the fiscal year and build its cash reserves to approximately $30 million. Once that cash reserve objective is realized, the Company intends to resume debt repayments.

Second Quarter Results by Segment
Over-The-Counter (OTC) Healthcare Products
Net revenues of the OTC healthcare products segment were $50.3 million for the second fiscal quarter, an increase of 1% over the prior year’s comparable period revenues of $50.0 million. The increase was due to sales increases of the Clear Eyes®, Little Remedies® and The Doctor’s® brands, as well as the introduction of Chloraseptic™ Allergen Block and Little Allergies™ Allergen Block products. These sales gains were partially offset by declines in the Compound W® and Wartner® wart care brands resulting from unfavorable pricing dynamics specifically in the cryogenic segment of this category.

Household Products
Net revenues for the household products segment were $32.1 million for the second fiscal quarter, an increase of 2% over the prior year’s comparable period revenues of $31.4 million. The increase is attributable to sales increases in the Comet® brand, led by Comet® Spray Gel Mildew Stain Remover introduced in the prior fiscal year. Sales declines in the Spic and Span® and Chore Boy® line partially offset this increase.

Personal Care Products
Net revenues for the personal care products segment, the Company’s smallest business segment, were $5.6 million for the second fiscal quarter, a slight decrease from net revenues of $5.9 million in the prior year’s comparable period.

Commentary
“In an increasingly challenging operating environment, we generally are pleased with the overall results of the second quarter and the quality of our earnings,” said Mark Pettie, Chairman and CEO. “We expect the investments we made during the quarter to set the stage for improved organic growth in the second half. We are also pleased with steps that we undertook to strengthen our balance sheet by reducing debt and minimizing working capital in this economy. Combined with our operating results, these steps also enabled us to deliver another period of very solid cash flow.”

Conference Call
The Company will host a conference call to review its second quarter and six month results on Thursday, November 6, 2008 at 8:30 am. The toll free dial in number is 1-866-700-7173 within North America and 1-617-213-8838 outside North America. The conference pass code is “prestige”.  Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 1-888-286-8010 within North America, and at 1-617-801-6888 outside North America. The pass code is 55096352.

About Prestige Brands Holdings, Inc.
Prestige Brands markets and distributes brand name over-the-counter healthcare, personal care and household products throughout the United States, Canada and certain international markets. Key brands include Compound W® wart treatment, Chloraseptic® sore throat relief products, New Skin® liquid bandage, Clear eyes® and Murine® eye and ear care products, Little Remedies® pediatric over-the-counter healthcare products, The Doctor’s® Night Guard™ dental protector, Cutex® nail polish remover, Comet® and Spic and Span® household cleaners, and other well-recognized brands.

Forward-Looking Statements
Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995.  “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target”, “guidance,” “outlook, “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “continue” (or the negative or other derivatives of each of these terms) or similar terminology. The “forward-looking statements” include, without limitation, statements regarding the outlook for the Company’s market and the demand for its products, future revenues, future debt retirement and our ability to manage costs and expenses, including those associated with interest rate risk. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause actual results to vary is included in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30		Six Months Ended September 30
(In thousands, except per share data)	2008	2007	2008	2007
Revenues
Net sales	$87,369	$86,840	$160,285	$164,881
Other revenues	682	497	1,300	1,067
Total revenues	88,051	87,337	161,585	165,948

Cost of Sales
Costs of sales	41,792	42,770	76,064	80,092
Gross profit	46,259	44,567	85,521	85,856

Operating Expenses
Advertising and promotion	13,638	11,017	20,957	18,803
General and administrative	9,363	10,184	17,336	17,830
Depreciation and amortization	2,757	2,756	5,513	5,507
Total operating expenses	25,758	23,957	43,806	42,140

Operating income	20,501	20,610	41,715	43,716

Other (income) expense
Interest income	(56)	(173)	(129)	(360)
Interest expense	6,835	9,768	15,591	19,642
Total other (income) expense	6,779	9,595	15,462	19,282

Income before income taxes	13,722	11,015	26,253	24,434

Provision for income taxes	5,200	4,186	9,950	9,285
Net income	$8,522	$6,829	$16,303	$15,149

Basic earnings per share	$0.17	$0.14	$0.33	$0.30

Diluted earnings per share	$0.17	$0.14	$0.33	$0.30

Weighted average shares outstanding:
Basic	49,924	49,710	49,902	49,686
Diluted	50,037	50,046	50,036	50,042

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands)
Assets	September 30, 2008	March 31, 2008
Current assets
Cash and cash equivalents	$12,630	$6,078
Accounts receivable	42,494	44,219
Inventories	25,372	29,696
Deferred income tax assets	3,249	3,066
Prepaid expenses and other current assets	3,144	2,316
Total current assets	86,889	85,375

Property and equipment	1,284	1,433
Goodwill	309,879	308,915
Intangible assets	641,428	646,683
Other long-term assets	6,450	6,750

Total Assets	$1,045,930	$1,049,156

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$17,430	$20,539
Accrued interest payable	5,428	5,772
Other accrued liabilities	11,158	8,030
Current portion of long-term debt	3,550	3,550
Total current liabilities	37,566	37,891

Long-term debt	381,675	407,675
Other long-term liabilities	--	2,377
Deferred income tax liabilities	128,272	122,140

Total Liabilities	547,513	570,083

Stockholders’ Equity
Preferred stock - $0.01 par value
Authorized – 5,000 shares
Issued and outstanding – None	--	--
Common stock - $0.01 par value
Authorized – 250,000 shares
Issued – 50,060 shares	501	501
Additional paid-in capital	381,941	380,364
Treasury stock, at cost – 119 shares and 59 shares at September 30 and March 31, 2008, respectively	(62)	(47)
Accumulated other comprehensive income	480	(999)
Retained earnings	115,557	99,254
Total stockholders’ equity	498,417	479,073

Total Liabilities and Stockholders’ Equity	$1,045,930	$1,049,156

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30
(In thousands)	2008	2007
Operating Activities
Net income	$16,303	$15,149
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,513	5,507
Deferred income taxes	5,042	4,622
Amortization of deferred financing costs	1,159	1,561
Stock-based compensation	1,577	1,146
Changes in operating assets and liabilities
Accounts receivable	1,725	(11,345)
Inventories	4,324	2,390
Prepaid expenses and other current assets	(828)	(1,692)
Accounts payable	(1,582)	1,884
Accrued liabilities	407	2,270
Net cash provided by operating activities	33,640	21,492

Investing Activities
Purchases of equipment	(109)	(194)
Business acquisition purchase price adjustments	(964)	(16)
Net cash used for investing activities	(1,073)	(210)

Financing Activities
Repayment of long-term debt	(26,000)	(26,237)
Purchase of common stock for treasury	(15)	(4)
Net cash used for financing activities	(26,015)	(26,241)

Increase (Decrease) in cash	6,552	(4,959)
Cash - beginning of period	6,078	13,758

Cash - end of period	$12,630	$8,799

Interest paid	$14,775	$18,078
Income taxes paid	$4,761	$5,664

Prestige Brands Holdings, Inc.
Consolidating Statements of Operations
(Unaudited)

	Three Months Ended September 30, 2008
	Over-the-
	Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated

Net sales	$50,318	$31,482	$5,569	$87,369
Other revenues	24	658	--	682

Total revenues	50,342	32,140	5,569	88,051
Cost of sales	17,567	20,937	3,288	41,792

Gross profit	32,775	11,203	2,281	46,259
Advertising and promotion	10,654	2,731	253	13,638

Contribution margin	$22,121	$8,472	$2,028	32,621
Other operating expenses				12,120

Operating income				20,501
Other (income) expense				6,779
Provision for income taxes				5,200

Net income				$8,522

	Six Months Ended September 30, 2008
	Over-the-
	Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated

Net sales	$89,564	$59,886	$10,835	$160,285
Other revenues	24	1,276	--	1,300

Total revenues	89,588	61,162	10,835	161,585
Cost of sales	30,775	38,860	6,429	76,064

Gross profit	58,813	22,302	4,406	85,521
Advertising and promotion	15,691	4,801	465	20,957

Contribution margin	$43,122	$17,501	$3,941	64,564
Other operating expenses				22,849

Operating income				41,715
Other (income) expense				15,462
Provision for income taxes				9,950

Net income				$16,303

Prestige Brands Holdings, Inc.
Consolidating Statements of Operations
(Unaudited)

	Three Months Ended September 30, 2007
	Over-the-
	Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated

Net sales	$50,003	30,925	$5,912	$86,840
Other revenues	--	497	--	497

Total revenues	50,003	31,422	5,912	87,337
Cost of sales	19,688	19,587	3,495	42,770

Gross profit	30,315	11,835	2,417	44,567
Advertising and promotion	8,154	2,575	288	11,017

Contribution margin	$22,161	$9,260	$2,129	33,550
Other operating expenses				12,940

Operating income				20,610
Other (income) expense				9,595
Provision for income taxes				4,186

Net income				$6,829

	Six Months Ended September 30, 2007
	Over-the-
	Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated

Net sales	$92,429	$60,270	$12,182	$164,881
Other revenues	--	1,039	28	1,067

Total revenues	92,429	61,309	12,210	165,948
Cost of sales	35,074	37,980	7,038	80,092

Gross profit	57,355	23,329	5,172	85,856
Advertising and promotion	14,035	4,203	565	18,803

Contribution margin	$43,320	$19,126	$4,607	67,053
Other operating expenses				23,337

Operating income				43,716
Other (income) expense				19,282
Provision for income taxes				9,285

Net income				$15,149